CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Fund Series Trust I of our reports dated September 21, 2017, relating to the financial statements and financial highlights, which appear in CMG Ultra Short Term Bond Fund’s, Columbia AMT-Free Oregon Intermediate Muni Bond Fund’s, Columbia Large Cap Growth Fund’s, Columbia Tax-Exempt Fund’s, and Columbia U.S. Social Bond Fund’s Annual Report on Form N-CSR for the year ended July 31, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

October 27, 2017